NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
February 19, 2015	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2014
FOURTH QUARTER AND ANNUAL RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited fourth quarter and annual financial results for 2014, reporting net income of $34.5 million for the quarter and $149.8 million for the year. The Bank expects to file its annual report with the Securities and Exchange Commission on Form 10-K for the year ending December 31, 2014, next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 1.74 percent, the approximate daily average three-month LIBOR yield for the fourth quarter of 2014 plus 150 basis points. The dividend, based on average stock outstanding for the fourth quarter of 2014, will be paid on March 3, 2015. The board expects to follow this formula for declaring cash dividends through 2015, though a quarterly loss or a significant, adverse event or trend would cause a dividend to be suspended.

“Over the course of 2014, the Bank’s advances grew by $6 billion, or 22 percent,” said President and Chief Executive Officer Edward A. Hjerpe III. “Our strengthened balance sheet has led to a greater dividend for members and the recent rescission of the excess stock repurchase moratorium."

Fourth Quarter 2014 Operating Highlights

Net income for the quarter ending December 31, 2014, was $34.5 million, compared with net income of $85.3 million for the same period in 2013. These results led to a $4.0 million contribution to the Bank's Affordable Housing Program for the quarter. The Bank's fourth quarter 2014 net income was less than net income for the fourth quarter of 2013 primarily due to the $52.5 million decrease in litigation settlement income.

Net interest income after provision for credit losses for the quarter ending December 31, 2014, was $57.3 million, compared with $60.2 million for the fourth quarter of 2013. Contributing to the $2.8 million decrease in net interest income after provision for credit losses was a decrease in net prepayment fees from investments and advances of $1.1 million(1), from $5.9 million in the fourth quarter of 2013 to $4.9 million in the fourth quarter of 2014, as well as a 13 basis point narrowing of the spread between interest earned on assets and interest paid on liabilities (net interest spread), discussed in more detail below. Partially offsetting the narrowing of the Bank's net interest spread was an increase in average earning assets, which increased $12.2 billion from $40.3 billion for the fourth quarter of 2013, to $52.5 billion for the fourth quarter of 2014. The increase in average earning assets was driven by a $7.1 billion increase in average advances balance and a $5.1 billion increase in investments balances. However, growth in these asset categories was concentrated mainly in low-margin, short-term maturities.

Additionally, $9.7 million of the Bank's interest income for the quarter ended December 31, 2014, represented the accretion of discount from securities that were other-than-temporarily impaired in prior quarters, but for which a significant improvement in projected cash flows(2) has subsequently been recognized. This represents an increase of $3.2 million from $6.5 million recorded in the fourth quarter of 2013.

Net interest spread was 0.39 percent for the quarter ended December 31, 2014, a 13 basis point decrease from the same period in 2013, and net interest margin was 0.43 percent, a 16 basis point decrease from the same period in 2013. The decrease in net interest spread reflects a 29 basis point decrease in the average yield on earning assets and a 16 basis point decrease in the average yield on interest-bearing liabilities. The majority of this narrowing of the spread between interest earned on assets and interest paid on liabilities is due to the repayment of higher yielding mortgage loans and advances that have been replaced primarily with lower yielding investments and advances. The Bank had expected this compression in net interest margin and net interest spread due to the prolonged low interest-rate environment, and expects some further compression in 2015.

December 31, 2014 Balance-Sheet Highlights

Total assets increased $10.5 billion, or 23.5 percent, to $55.1 billion at December 31, 2014, up from $44.6 billion at year-end 2013. During the year ended December 31, 2014, advances increased $6.0 billion, or 21.7 percent, to $33.5 billion, compared with $27.5 billion at year-end 2013, and investments increased by $3.9 billion, or 30.0 percent. While advances growth was broadly dispersed across the Bank’s membership and multiple product sectors during this period, the increase was concentrated primarily in lower-margin short-term and floating-rate advances. We cannot predict whether this trend will continue.

Total investments were $16.9 billion at December 31, 2014, an increase of $3.9 billion, or 30.0 percent, compared with $13.0 billion at December 31, 2013. The increase in investments was concentrated in short-term money-market investments, which grew by $3.2 billion, and MBS, which grew by $1.5 billion during the year. Offsetting these increases was a decline in agency debentures, which fell by $786.4 million during the year. The par value of private-label MBS was $1.7 billion at December 31, 2014, a decrease of $189.6 million from December 31, 2013, while the carrying value of private-label MBS was $1.1 billion at December 31, 2014, a decline of $94.9 million from December 31, 2013.

Investments in mortgage loans totaled $3.5 billion at December 31, 2014, an increase of $115.5 million from year-end 2013.

Mandatorily redeemable capital stock declined $678.7 million to $298.6 million as of December 31, 2014, from $977.3 million as of year-end 2013, primarily due to the Bank's repurchases of excess capital stock, which totaled $1.0 billion, including $733.6 million of mandatorily redeemable capital stock, during the period. GAAP capital at December 31, 2014, was $2.9 billion, an increase of $40.0 million from $2.8 billion at year-end 2013. Capital stock declined by $117.4 million due to the repurchase of excess capital stock and the reclassification of capital stock to mandatorily redeemable capital stock amounting to $54.9 million. Offsetting these decreases was the issuance of $203.9 million of capital stock to support increased advances borrowings by members. Total retained earnings grew to $901.7 million, an increase of $112.9 million, or 14.3 percent, from December 31, 2013. Of this amount, restricted retained earnings totaled $136.8 million at December 31, 2014. Accumulated other comprehensive loss totaled $437.0 million at December 31, 2014, an improvement of $44.5 million, or 9.2 percent, from December 31, 2013.

The Bank was in compliance with all regulatory capital ratios at December 31, 2014, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at September 30, 2013.(3)

2014 Annual Operating Highlights

Net income for the year ending December 31, 2014, was $149.8 million, compared with net income of $212.3 million for 2013, primarily due to a decrease of $31.3 million in litigation settlement income and a $19.2 million decrease in net prepayment fees from investments and advances(1).

Net interest income after provision for credit losses for the year ending December 31, 2014, was $213.2 million, compared with $257.8 million for 2013. The $44.6 million decrease in net interest income after provision for credit losses was primarily attributable to a 20 basis point decrease in the Bank's net interest spread, as explained below, as well as a decrease in net prepayment fees of $19.2 million, from $29.7 million in 2013 to $10.5 million in 2014. The decline in net interest spread was offset by an increase in average earning assets, which increased $12.4 billion from $39.3 billion for 2013, to $51.7 billion for 2014. The increase in average earning assets was driven by an $8.4 billion increase in average advances balances and a $4.1 billion increase in average investments balances.

Additionally, $36.0 million of the Bank's 2014 interest income represented the accretion of discount from securities that were other-than-temporarily impaired in prior quarters, but for which a significant improvement in projected cash flows(2) has subsequently been recognized. This represents an increase of $16.3 million from $19.7 million recorded in 2013.

Net interest spread was 0.36 percent for the year ended December 31, 2014, a 20 basis point decrease from the same period in 2013, and net interest margin was 0.41 percent, a 24 basis point decrease from the same period in 2013. The decrease in net interest spread reflects a 41 basis point decrease in the average yield on earning assets and a 21 basis point decrease in the average yield on interest-bearing liabilities. The majority of this narrowing of the spread between interest earned on assets and interest paid on liabilities is due to the repayment of higher yielding mortgage loans and advances, which have been replaced primarily with lower yielding short-term and floating-rate advances and investments.

Credit-related other-than-temporary impairment charges on certain private-label MBS were $1.6 million for 2014, compared with the $2.6 million recorded for such charges in 2013. The charges were attributable to projected incremental credit losses on the collateral underlying certain private-label MBS with a combined par value of $145.6 million at December 31, 2014.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	12/31/2014	9/30/2014	12/31/2013
ASSETS
Advances	$33,482,074	$31,409,529	$27,516,678
Investments (4)	16,879,299	15,165,427	12,981,340
Mortgage loans held for portfolio, net	3,483,948	3,403,883	3,368,476
Other assets	1,261,356	1,926,027	771,582
Total assets	$55,106,677	$51,904,866	$44,638,076

LIABILITIES
Consolidated obligations, net	$50,815,382	$47,570,523	$39,526,687
Deposits	369,331	520,864	517,565
Mandatorily redeemable capital stock	298,599	244,045	977,348
Other liabilities	745,579	740,196	778,731

CAPITAL
Class B capital stock	2,413,114	2,393,508	2,530,471
Retained earnings - unrestricted	764,888	746,329	681,978
Retained earnings - restricted (5)	136,770	129,863	106,812
Total retained earnings	901,658	876,192	788,790
Accumulated other comprehensive loss	(436,986)	(440,462)	(481,516)
Total capital	2,877,786	2,829,238	2,837,745
Total liabilities and capital	$55,106,677	$51,904,866	$44,638,076

Total regulatory capital-to-assets ratio	6.6%	6.8%	9.6%
Ratio of market value of equity (MVE) to par value of capital stock (6)	129.3%	130.2%	119.4%

Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2014	12/31/2013	12/31/2014	9/30/2014	12/31/2013

Total interest income	$558,619	$586,760	$145,005	$140,101	$141,031
Total interest expense	345,327	330,905	87,933	88,497	80,637
Net interest income	213,292	255,855	57,072	51,604	60,394
Net interest income after provision for credit losses	213,231	257,809	57,305	51,231	60,154
Net other-than-temporary impairment losses on investment securities recognized in income	(1,579)	(2,566)	(411)	(311)	(223)
Litigation settlements	22,000	53,305	(12)	17,543	52,493
Other (loss) income	(586)	(7,295)	(1,721)	553	855
Operating expense	57,547	56,219	14,427	13,951	16,154
Other expense	8,108	8,498	2,228	1,722	1,934
AHP assessment	17,623	24,229	3,969	5,470	9,886
Net income	$149,788	$212,307	$34,537	$47,873	$85,305

Performance Ratios: (7)
Return on average assets	0.29%	0.54%	0.26%	0.35%	0.84%
Return on average equity (8)	5.24%	7.40%	4.80%	6.70%	12.39%
Net interest spread	0.36%	0.56%	0.39%	0.33%	0.52%
Net interest margin	0.41%	0.65%	0.43%	0.38%	0.59%

(1)
Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(2)
Upon subsequent evaluation of a debt security when there is no additional other-than-temporary impairment, we adjust the accretable yield on a prospective basis if there is a significant increase in the security's expected cash flows. This adjusted yield is used to calculate the amount to be recognized into income over the remaining life of the security so as to match the amount and timing of future cash flows expected to be collected. Subsequent changes in estimated cash flows that are deemed significant will change the accretable yield on a prospective basis.

(3)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 24, 2014 (the 2013 Annual Report).

(4)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(5)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent of quarterly net income. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2013 Annual Report.

(6)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2013 Annual Report.

(7)	Yields for quarterly periods are annualized.

(8)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “is likely,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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